Exhibit 99.1

VOLCANO CORPORATION TO OFFER $100 MILLION

CONVERTIBLE SENIOR NOTES DUE 2015

(SAN DIEGO, CA), September 13, 2010—Volcano Corporation (NASDAQ: VOLC) today announced its intention to offer, subject to market and other conditions, approximately $100 million principal amount of convertible senior notes due September 1, 2015 in an offering registered under the Securities Act of 1933, as amended (the “Securities Act”). Prior to June 1, 2015, the notes will be convertible only upon certain circumstances. Upon conversion, holders will receive up to the principal amount of the notes in cash and any excess conversion value in shares of Volcano’s common stock. Volcano also expects to grant the underwriter of the offering an option to purchase up to $15 million aggregate principal amount of additional notes to cover over-allotments.

The notes will be general senior unsecured obligations of Volcano Corporation and will pay interest semi-annually. The interest rate, conversion rate, offering price and other terms will be determined at the time of pricing of the offering. The company expects to use a portion of the net proceeds of the offering of the notes to pay the costs of the convertible bond hedge transactions described below, taking into account the proceeds of the warrant transactions described below. The company may also use a portion of the net proceeds to expand our manufacturing capabilities and/or invest in complementary products, technologies or businesses. The balance of the net proceeds is expected to be used for working capital and general corporate purposes.

In connection with the pricing of the notes, the company expects to enter into a convertible note hedge transaction with an affiliate of the underwriter (the “option counterparty”), which is expected to reduce the potential dilution with respect to the company’s common stock upon conversions of the notes. The company also expects to enter into a warrant transaction with the option counterparty, which could have a dilutive effect on the company’s common stock to the extent that the market value per share of the company’s common stock, as measured under the warrant transaction, exceeds the strike price of the warrant transaction. If the underwriter exercises its overallotment option to purchase additional notes, the company expects to enter into an additional convertible note hedge transaction and an additional warrant transaction.

In connection with establishing its initial hedge position with respect to the convertible note hedge transaction and the warrant transaction, the option counterparty, and/or its affiliates, expects to enter into various over-the-counter derivative transactions with respect to the company’s common stock concurrently with and/or shortly after the pricing of the notes. These activities could have the effect of increasing, or limiting a decline in, the market price of the company’s common stock concurrently with and/or shortly after the pricing of the notes.

In addition, the option counterparty and/or its affiliates may modify its hedge position from time to time prior to conversion or maturity of the notes by entering into and unwinding various over-the-counter derivative transactions and/or purchasing and selling shares of the company’s common stock and the company’s other securities, including the notes and/or other instruments it may wish to use in connection with such hedging activities (and is likely to do so during any observation period related to a conversion of notes).

J.P. Morgan Securities LLC is the sole manager of the note offering. The notes will be offered and sold under Volcano’s shelf registration statement filed with the Securities and Exchange Commission (SEC) on September 13, 2010, which was effective upon filing. Before you invest, you should read the prospectus and prospectus supplement to that registration statement and other documents Volcano has filed with the SEC for more complete information about Volcano and this offering. You may get these documents at the SEC web site at www.sec.gov. Printed copies of the preliminary prospectus supplement relating to this offering may also be obtained by requesting copies from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions at 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone at 866-803-9204.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sales of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

About Volcano Corporation

Volcano Corporation (NASDAQ: VOLC) offers a broad suite of devices designed to facilitate endovascular procedures, enhance the diagnosis of vascular and structural heart disease and guide optimal therapies. The company’s intravascular ultrasound (IVUS) product line includes consoles that can be integrated directly into virtually any modern cath lab. Volcano IVUS offers unique features, including both single-use digital and rotational IVUS imaging catheters, and advanced functionality options, such as VH® IVUS tissue characterization and ChromaFlo®. Volcano also provides Image-Guided Therapy products that combine the imaging capability of IVUS with cardiovascular therapeutic devices. Volcano has Physiology consoles and single-use pressure and flow guide wires. Currently, more than 5,400 Volcano IVUS and Physiology systems are installed worldwide, with approximately half of Volcano’s revenues coming from outside the United States. Volcano is developing a line of ultra-high resolution Optical Coherence Tomography (OCT) systems and catheters, Forward-Looking Imaging catheters and Microcatheters. Volcano’s wholly-owned subsidiary, Axsun Technologies, develops and manufactures optical monitors, lasers and optical engines used in telecommunications, medical imaging, spectroscopy and other industrial applications. For more information, visit the company’s website at www.volcanocorp.com.

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including regarding the offering described above, the current market demand for these types of securities and the securities of Volcano and the negotiations between Volcano and the underwriter due to changes in our stock price, corporate or other market conditions. These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Other risks that could impact the offering or Volcano’s business are described in detail of Volcano’s annual report on Form 10-K for the year ended December 31, 2009 and quarterly report on Form 10-Q for the quarter ended June 30, 2010, and other filings made with the SEC. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Volcano undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contact Information:

John Dahldorf

Chief Financial Officer

Volcano Corporation

(858) 720-4020

or

Neal B. Rosen

Ruder-Finn

(415) 692-3058